UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Pharsight Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following are forms of letters to Pharsight Corporation warrantholders issued by Pharsight Corporation, relating to the treatment of warrants under the proposed merger between Tripos (DE), Inc. and Pharsight Corporation pursuant to the terms of an Agreement and Plan of Merger dated as of September 8, 2008.

PHARSIGHT CORPORATION

September 30, 2008

«Warrant_Holder»

«Address»

Re:	Merger of Pharsight Corporation with a wholly-owned subsidiary of Tripos (DE), Inc.

Dear «Contact»:

As you may know, on September 8, 2008, Pharsight Corporation, a Delaware corporation (“Pharsight” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tripos (DE), Inc., a Delaware corporation (“Tripos”), and Pearson Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Tripos, by which Tripos has agreed to acquire Pharsight (the “Merger”).

This letter is being sent in connection with that certain Warrant for the Purchase of Shares of Common Stock of Pharsight dated as of «Date» to purchase up to «Number of Warrant_Shares_» shares of the Company’s common stock (the “Shares”) at an exercise price of $3.45 per share (the “Exercise Price”) and the right to receive a cash payment for «Fractional_Share_» of a share of Pharsight common stock upon exercise (the “Warrant”). Please note that the number of shares and Exercise Price have been adjusted to reflect the Company’s three-for-one reverse stock split that occurred in November 2007.

Pursuant to Section 6 of the Warrant, you are entitled to twenty (20) days’ prior written notice of the effective date of the Merger. We anticipate that the Merger will close on or about October 31, 2008, subject to stockholder approval and the satisfaction or waiver of the closing conditions contained in the Merger Agreement (the “Closing”). At the Closing, each issued and outstanding share of common stock of the Company will be cancelled and converted into the right to receive $5.50 (the “Offer Price”).

If you agree to terminate the Warrant on the terms and conditions described below, you will be entitled to receive a cash payment equal to the sum of (i) (a) the product of (a) the Shares and (b) the excess of the Offer Price over the Exercise Price and (ii) the product of (x) the «Fractional_Share_» of a share and (y) the Offer Price, which would result in an aggregate payment of «Total_Payment» to you (the “Warrant Consideration”). Although the matter is not entirely free from doubt, we believe that if you agree to have the Warrant terminated in exchange for the Warrant Consideration, you will be entitled to long-term capital gain treatment, provided that you held the Warrant for more than a year at the time the Warrant is terminated and hold the Warrant as a capital asset. But you should consult with your own tax advisor regarding the tax treatment in your individual circumstance (including any adverse holding period consequences that could result from exercising the Warrant for shares rather than cash).

Promptly after the Closing, you will be provided with instructions regarding the delivery of the Warrant in exchange for the Warrant Consideration by the exchange agent appointed to distribute the Warrant Consideration. To receive the Warrant Consideration (less any applicable tax withholding), you will be required to complete and sign a letter of transmittal with respect to the Warrant and return the letter of transmittal with the Warrant to the exchange agent.

By signing below, you hereby acknowledge and agree that, (i) conditioned upon, but effective immediately prior to, the Closing, the Warrant shall, without any action on the part of the Company or you, be deemed terminated, canceled, void and of no further force and effect and none of the Company, the surviving corporation or you shall have any further rights or obligations with respect thereto, (ii) upon payment of the Warrant Consideration, all of the Company’s obligations to you under the Warrant shall be satisfied in full, and (iii) any notice period that may be required under the Warrant in connection with the Merger or the Merger Agreement is hereby waived.

The Company and you further agree that if for any reason the Merger is not consummated, then the termination of the Warrant will be deemed nullified, and the Warrant will revert to its terms prior to this Agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

PHARSIGHT CORPORATION

By:
Name: William Frederick Title: Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED as of

the date first written above:

«Warrant_Holder»

By:
Name:
Title:

Additional Information and Where to Find It

In connection with the proposed transaction, Pharsight Corporation will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).

PHARSIGHT CORPORATION

September 30, 2008

«Warrant_Holder»

«Address»

Re:	Merger of Pharsight Corporation with a wholly-owned subsidiary of Tripos (DE), Inc.

To Whom It May Concern:

As you may know, on September 8, 2008, Pharsight Corporation, a Delaware corporation (“Pharsight” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tripos (DE), Inc., a Delaware corporation (“Tripos”), and Pearson Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Tripos, by which Tripos has agreed to acquire Pharsight (the “Merger”).

This letter is being sent in connection with that certain Warrant for the Purchase of Shares of Common Stock of Pharsight dated February 26, 1999 to purchase up to «Number of Warrant_Shares_» shares of the Company’s common stock (the “Shares”) at an exercise price of $9.81 per share (the “Exercise Price”) and the right to receive a cash payment for «Fractional_Share_» of a share of Pharsight common stock upon exercise (the “Warrant”). Please note that the number of shares and Exercise Price have been adjusted to reflect the Company’s three-for-one reverse stock split that occurred in November 2007.

Pursuant to Section 10.2 of the Warrant, you are entitled to ten (10) days’ prior written notice of the terms and conditions of the Merger. We anticipate that the Merger will close on or about October 31, 2008, subject to stockholder approval and the satisfaction or waiver of the closing conditions contained in the Merger Agreement, including the absence of certain governmental restraints and a minimum cash balance of $14.5 million less certain transaction expenses (the “Closing”). At the Closing, each issued and outstanding share of common stock of the Company will be cancelled and converted into the right to receive $5.50 (the “Offer Price”).

The Merger Agreement contains certain termination rights for both Pharsight and Tripos, and provides that in certain specified circumstances, Pharsight must pay Tripos a termination fee of $1.8 million. In addition, upon termination of the Merger Agreement in certain specified circumstances, Pharsight must pay Tripos up to $0.5 million for the reimbursement of expenses.

Please note that with respect to the Warrant, the Exercise Price exceeds Offer Price. Therefore, we respectfully request that you terminate the Warrant upon the consummation of the Merger by signing below. Please return the original Warrant to Pharsight Corporation, 321 East Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Attention: Quynh Trinh) in the enclosed, pre-paid return envelope.

By signing below, you hereby acknowledge and agree that, (i) conditioned upon, but effective immediately prior to, the Closing, the Warrant shall, without any action on the part of the Company or you, be deemed terminated, canceled, void and of no further force and effect and none of the Company, the surviving corporation or you shall have any further rights or obligations with respect thereto and (ii) any notice period that may be required under the Warrant in connection with the Merger or the Merger Agreement is hereby waived.

The Company and you further agree that if for any reason the Merger is not consummated, then the termination of the Warrant will be deemed nullified, and the Warrant will revert to its terms prior to this Agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

PHARSIGHT CORPORATION

By:
Name: William Frederick Title: Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED as of

the date first written above:

«Warrant_Holder»

By:
Name:
Title:

Additional Information and Where to Find It

In connection with the proposed transaction, Pharsight Corporation will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and

security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).